Exhibit 99.1

October 20, 2014

Energy XXI Announces Executive Leadership Change, Provides Corporate Update

HOUSTON, Oct. 20, 2014 (GLOBE NEWSWIRE) -- The Board of Directors of Energy XXI (Nasdaq:EXXI) (AIM:EXXI) appointed Mr. Bruce W. Busmire to the position of Chief Financial Officer, replacing West Griffin who is stepping down effective October 20, 2014. Mr. Busmire will lead Energy XXI's corporate finance, accounting, information technology, investor relations, planning and strategy functions.

Mr. Busmire has more than 34 years of experience in the oil and gas industry and financial markets. Most recently he was Chief Financial Officer of Venari Resources, a private equity backed Deepwater Gulf of Mexico exploration company. Prior to that, he was in key financial executive positions with Anadarko Petroleum Corporation for eight years, serving as Vice President of Finance and Treasurer, having served initially as Vice President and Chief Accounting Officer. Prior to his positions with Anadarko Petroleum, Mr. Busmire was Senior Vice President, Finance and Chief Financial Officer of Noble Corporation. Prior to his time at Noble, he was a founding member of Pickering Energy Partners (now Tudor Pickering Holt & Co.), an energy investment and merchant banking firm. He was Vice President of Investor Relations for Ocean Energy, a NYSE-listed company with operations in Deepwater Gulf of Mexico and West Africa, which was purchased by Devon Energy in February 2003. In the first 20 years of his career, he held various positions of increased responsibility in accounting and senior management at Amoco Corporation. Mr. Busmire holds a bachelor of business administration degree in accounting from Lamar University, a master of business administration degree from the Kellogg Graduate School of Management at Northwestern University, and has been a Certified Public Accountant since 1985.

"We're pleased to welcome Bruce to the Energy XXI leadership team and are eager to leverage his financial experience working in the Gulf of Mexico," said John D. Schiller, Energy XXI Chairman, President and CEO. "I worked with Bruce while at Ocean Energy, and I experienced first-hand his financial and leadership talents. I'm excited about having Bruce on board as we execute our next stage of growth."

"The Board of Directors of Energy XXI and I thank West for being an important part of the company's first 10 years," said Schiller. "West joined us in 2005 when EXXI was an idea and has been instrumental in our company's growth - we wish him well in his future endeavors."

Operations Update

The company realized a return of oil volumes that were impacted during the fiscal first quarter due to downtime experienced on two separate third-party pipeline operations. A pipeline at the non-operated Main Pass 311 field (50% WI / 41.7% NRI) is back online delivering 950 net barrels of oil equivalent per day (BOE/d). Additionally, the Williams natural gas pipeline at the Ship Shoal field (100% WI / 87.5% NRI), is back online this past weekend adding an additional 3,100 net BOE/d.

Annual Meeting with Shareholders

The company's Annual Meeting with Shareholders will be held on November 4, 2014, at 11:00 a.m. Local Time at the offices of Appleby, Canon's Court,22 Victoria Street, Hamilton HM EX, Bermuda.

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Fiscal 2015 First Quarter Conference Call

Energy XXI will host a conference call on Thursday, November 6, 2014, at 9 a.m. Central Time to discuss fiscal 2015 first quarter financial and operating results for the period ended September 30, 2014. Results will be released through global newswire services prior to the call and will be available at www.EnergyXXI.com.

To actively participate on the conference call, please dial the number below about five minutes before the scheduled start time. Those who wish to view the presentation materials, or to participate in listen-only mode, should access the event through the company's web site, www.EnergyXXI.com. A replay of the call will be archived and available on the web site following the live call.

November 6, 2014. 9 a.m. Central Time (3 p.m. London time)

Live Dial-in (Confirmation Code 21254329)

U.S.: 1 (631) 813-4724

U.K.: (0) 80 0028 8438

Presentation Slides, Live Listen-Only and Replay: www.EnergyXXI.com.

Forward-Looking Statements

All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, our ability to integrate acquisitions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

About the Company

Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company's properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore. Cantor Fitzgerald Europe is Energy XXI's listing broker in the United Kingdom.  To learn more, visit the Energy XXI website at www.EnergyXXI.com.

Glossary

Barrel - unit of measure for oil and petroleum products, equivalent to 42 U.S. gallons.

BOE - barrels of oil equivalent, used to equate natural gas volumes to liquid barrels at a general conversion rate of 6,000 cubic feet of gas per barrel.

BOE/d - barrels of oil equivalent per day.

Bbl/d - barrels per day of oil or condensate

Mcf/d - thousand cubic feet of gas per day.

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NRI, Net Revenue Interest - the percentage of production revenue allocated to the working interest after first deducting proceeds allocated to royalty and overriding interest.

WI, Working Interest - the interest held in lands by virtue of a lease, operating agreement, fee title or otherwise, under which the owner of the interest is vested with the right to explore for, develop, produce and own oil, gas or other minerals and bears the proportional cost of such operations.

Contact: Inquiries of the Company

Energy XXI

Greg Smith

Vice President, Investor Relations

713-351-3149

gsmith@energyxxi.com

Cantor Fitzgerald Europe

Nominated Adviser: David Porter, Rick Thompson

Corporate Broking: Richard Redmayne

Tel: +44 (0) 20 7894 7000

Pelham Bell Pottinger

James Henderson

jhenderson@pelhambellpottinger.co.uk

Mark Antelme

mantelme@pelhambellpottinger.co.uk

+44 (0) 20 7861 3232

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